EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (File No. 333-53600) of MutualFirst Financial, Inc.'s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan on Form S-8 of our report dated February 4, 2005 of our audits of the consolidated financial statements of MutualFirst Financial, Inc as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which report is incorporated by reference in MutualFirst Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ BKD, LLP

Indianapolis, Indiana
March 16, 2005